Exhibit 99.1

The Buckle, Inc.

2407 W. 24th St. Kearney, NE 68845

P.O. Box 1480 Kearney, NE 68848-1480

phone: 308-236-8491

fax: 308-236-4493

For Immediate Release: March 10, 2017	web: www.buckle.com

Contact:	Karen B. Rhoads, Chief Financial Officer
The Buckle, Inc.
(308) 236-8491

THE BUCKLE, INC. REPORTS FOURTH QUARTER AND FISCAL YEAR 2016 NET INCOME

KEARNEY, NE -- The Buckle, Inc. (NYSE: BKE) announced today that net income for the fiscal quarter ended January 28, 2017 was $36.0 million, or $0.75 per share ($0.74 per share on a diluted basis). Net income for the fiscal year ended January 28, 2017 was $98.0 million, or $2.04 per share ($2.03 per share on a diluted basis).

Dennis Nelson, President and Chief Executive Officer, commented:

“Thank you to each of Buckle’s 8,000+ teammates for their dedication and efforts to managing our business in what has proven to be a challenging and evolving retail environment. While overall results for both the quarter and year were below expectations, we were able to maintain merchandise margins and finish the year with an operating margin of 15.7 percent. Our focus on running a profitable business also enabled us to maintain a strong balance sheet, ending the year with $264.6 million in cash and investments and no debt.”

Net sales for the 13-week fiscal quarter ended January 28, 2017 decreased 15.7 percent to $280.0 million from net sales of $332.0 million for the prior year 13-week fiscal quarter ended January 30, 2016. Comparable store net sales for the 13-week period ended January 28, 2017 decreased 16.1 percent from comparable store net sales for the prior year 13-week period ended January 30, 2016. Online sales decreased 8.8 percent to $32.2 million for the 13-week period ended January 28, 2017, compared to net sales of $35.3 million for the 13-week period ended January 30, 2016.

Net sales for the 52-week fiscal year ended January 28, 2017 decreased 12.9 percent to $974.9 million from net sales of $1.120 billion for the 52-week fiscal year ended January 30, 2016. Comparable store net sales for the 52-week period ended January 28, 2017 decreased 13.5 percent from comparable store net sales for the prior year 52-week period ended January 30, 2016. Online sales decreased 5.4 percent to $99.8 million for the 52-week period ended January 28, 2017, compared to net sales of $105.5 million for the 52-week period ended January 30, 2016.

Net income for the fourth quarter of fiscal 2016 was $36.0 million, or $0.75 per share ($0.74 per share on a diluted basis), compared with $54.3 million, or $1.13 per share ($1.13 per share on a diluted basis) for the fourth quarter of fiscal 2015.

Net income for the fiscal year ended January 28, 2017 was $98.0 million, or $2.04 per share ($2.03 per share on a diluted basis), compared with $147.3 million, or $3.06 per share ($3.06 per share on a diluted basis) for the fiscal year ended January 30, 2016.

Please note that net sales for the 13-week and 52-week periods ended January 28, 2017 are reported net of the impact of both reward redemptions and accruals for estimated future rewards related to the Company’s new Guest Loyalty program, which launched during the fiscal quarter ended April 30, 2016.

Management will hold a conference call at 9:00 a.m. EST today to discuss fourth quarter results. To participate in the call, please call (800) 230-1059 for domestic calls or (612) 234-9960 for international calls and reference the conference code 419676. A replay of the call will be available for a two-week period beginning March 10, 2017 at 11:00 a.m. EST by calling (800) 475-6701 for domestic calls or (320) 365-3844 for international calls and entering the conference code 419676.

About Buckle

Offering a unique mix of high-quality, on-trend apparel, accessories, and footwear, Buckle caters to fashion-conscious young men and women. Known as a denim destination, each store carries a wide selection of fits, styles, and finishes from leading denim brands, including the Company’s exclusive brand, BKE. Headquartered in Kearney, Nebraska, Buckle currently operates 465 retail stores in 44 states. As of the end of the fiscal year, it operated 467 stores in 44 states compared with 468 stores in 44 states at the end of fiscal 2015.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:  All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors which may be beyond the Company’s control.  Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements.  Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission.   The Company does not undertake to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Note:  News releases and other information on The Buckle, Inc. can be accessed at www.buckle.com on the Internet.

Financial Tables to Follow

THE BUCKLE, INC.

CONSOLIDATED STATEMENTS OF INCOME
(Amounts in Thousands Except Per Share Amounts)
(Unaudited)

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	January 28, 2017	January 30, 2016	January 28, 2017	January 30, 2016 (1)

SALES, Net of returns and allowances	$279,960	$332,031	$974,873	$1,119,616

COST OF SALES (Including buying, distribution, and occupancy costs)	154,277	176,086	577,705	638,215

Gross profit	125,683	155,945	397,168	481,401

OPERATING EXPENSES:
Selling	61,485	64,751	205,933	212,531
General and administrative	8,770	7,883	38,475	39,282
	70,255	72,634	244,408	251,813

INCOME FROM OPERATIONS	55,428	83,311	152,760	229,588

OTHER INCOME, Net	2,011	3,277	3,511	5,236

INCOME BEFORE INCOME TAXES	57,439	86,588	156,271	234,824

PROVISION FOR INCOME TAXES	21,444	32,249	58,310	87,541

NET INCOME	$35,995	$54,339	$97,961	$147,283

EARNINGS PER SHARE
Basic	$0.75	$1.13	$2.04	$3.06

Diluted	$0.74	$1.13	$2.03	$3.06

Basic weighted average shares	48,177	48,096	48,125	48,079
Diluted weighted average shares	48,335	48,209	48,256	48,204

(1) Derived from audited financial statements

THE BUCKLE, INC.

CONSOLIDATED BALANCE SHEETS
(Amounts in Thousands Except Share and Per Share Amounts)
(Unaudited)

ASSETS	January 28, 2017	January 30, 2016 (1)

CURRENT ASSETS:
Cash and cash equivalents	$196,536	$161,185
Short-term investments	49,994	36,465
Receivables	8,210	9,651
Inventory	125,694	149,566
Prepaid expenses and other assets	6,023	6,030
Total current assets	386,457	362,897

PROPERTY AND EQUIPMENT	459,359	450,762
Less accumulated depreciation and amortization	(290,364)	(277,981)
	168,995	172,781

LONG-TERM INVESTMENTS	18,092	33,826
OTHER ASSETS	6,303	3,269

Total assets	$579,847	$572,773

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$25,079	$33,862
Accrued employee compensation	26,906	33,126
Accrued store operating expenses	14,695	6,639
Gift certificates redeemable	21,199	22,858
Income taxes payable	10,737	11,141
Total current liabilities	98,616	107,626

DEFERRED COMPENSATION	13,092	12,849
DEFERRED RENT LIABILITY	37,600	39,655
Total liabilities	149,308	160,130

COMMITMENTS

STOCKHOLDERS’ EQUITY:
Common stock, authorized 100,000,000 shares of $.01 par value; 48,622,780 and 48,428,110 shares issued and outstanding at January 28, 2017 and January 30, 2016, respectively	486	484
Additional paid-in capital	139,398	134,864
Retained earnings	290,737	277,626
Accumulated other comprehensive loss	(82)	(331)
Total stockholders’ equity	430,539	412,643

Total liabilities and stockholders’ equity	$579,847	$572,773

(1) Derived from audited financial statements